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FOR IMMEDIATE RELEASE

                                  NEWS RELEASE

Vancouver, British Columbia, January 8, 2002 - Suite101.com, Inc. (OTC BB: BOWG) announced today that in furtherance of its previously announced efforts to re-direct its operations currently under consideration by its Board of Directors, it is inviting companies and other persons with a possible strategic interest in Suite101.com to consider entering into discussions with the Company looking to a possible business combination, restructuring or other reorganization transaction. The Company is seeking initial responses on or before January 25, 2002.

The Company also announced that in conjunction with its efforts to re-direct its operations, it has reduced its staff by five people to 14 employees and has revised its monthly compensation arrangements with its approximately 1,000 Contributing Editors on its editorial team. Previously, the Contributing Editors had received compensation of up to $25 per month, based on the number of articles written. As of December 31, 2001, the Company terminated the payment of the monthly compensation to Contributing Editors. The Company continues to compensate its Managing Editors and Senior Managing Editors. As the Company's management continues its efforts to re-direct its activities, further changes in staffing and compensation arrangements may be made.

The Company believes that the changes made in its staff and compensation arrangements are appropriate in the light of the Company's limited revenues and will enhance its ability to enter into a business combination or other restructuring transaction by reducing current levels of overhead. Management also believes that these revised compensation arrangements are in line with current practices of other Internet communities.

This Press Release may contain statements which constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the plans, intentions, beliefs and current expectations of the Suite101.com, Inc., its directors, or its officers with respect to the future business plans and activities of the Company. Investors are cautioned that any such forward-looking statements are not guarantees of future business activities or changes in those activities and involve risks and uncertainties. The Company's future business activities involve significant risks, including among others, its possible inability to successfully redirect the Company's activities or enter into any related agreements. Additional important factors that could cause such differences are described in the Company's periodic filings with the

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Securities and Exchange Commission, including the Company's annual report on
Form 10-KSB, quarterly reports on Form 10-QSB and annual report on Form 10-K. The filings may be viewed at http://www.sec.gov.

CONTACT:
Barrie Bradshaw
Investor Relations
Suite101.com
Tel: 604-682-1400
Fax: 604-682-3277
barrie@suite101.com






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